UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Gran Tierra Energy Inc.

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Gran Tierra Energy Inc. Announces Adjournment of Virtual Annual Meeting of Stockholders until June 2, 2021 and Encourages All Shareholders to Vote

CALGARY, ALBERTA, May 5, 2021, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced that after convening the Company’s 2021 Annual Meeting of Stockholders (“the Annual Meeting”) virtually on Wednesday, May 5, 2021 at 1:30 p.m. (Mountain Time), Gran Tierra adjourned the Annual Meeting until Wednesday, June 2, 2021 at 1:30 p.m. (Mountain Time). Due to the COVID-19 pandemic and to mitigate the risks to the health and safety of our community, stockholders and employees, Gran Tierra will be also be holding its rescheduled Annual Meeting in a virtual-only format by way of webcast and no physical or in-person meeting will be held.

At the original scheduled time of the Annual Meeting, a total of 168,914,286 shares of the Company’s common stock, or 46% of the common stock outstanding as of March 9, 2021, the record date for the Annual Meeting, were represented virtually or by proxy, which fell short of the 50% of the Company’s common stock outstanding required to reach quorum. For the sole reason of the lack of quorum, Gran Tierra adjourned the Annual Meeting to provide the Company’s stockholders additional time to vote their shares.

We encourage all stockholders to actively take steps to vote their shares. See below under “How to Vote” for instructions on how to vote if you have not already voted.

We also encourage all stockholders and interested parties to refer to our press release issued yesterday, May 4, 2021, and our updated Corporate Presentation, both of which can be found on our website at www.grantierra.com. Both documents provide an overview of the excellent financial and operational results which Gran Tierra has achieved so far in 2021.

How to Participate in the Rescheduled Virtual Annual Meeting

To access the rescheduled virtual Annual Meeting, please go to www.meetingcenter.io/296994452. We recommend that you log in 15 minutes before the Annual Meeting starts. To log into the Annual Meeting you will have the option to join as a “Guest” or join as a “Shareholder”. If you join as a “Shareholder,” you will be able to vote your shares and ask questions during the Annual Meeting. In order to join as a “Shareholder,” you are required to have the password and your control number. The password for the meeting is GTRE2021 and the control number can be found on the form of proxy or notice. Guests and non-registered (beneficial) shareholders who have not duly appointed themselves as proxyholder will be able to attend the Annual Meeting at the link above by providing the guest login information but will not be able to vote or ask questions at the meeting.

How to Vote

Full details on how to vote, change or revoke a vote, appoint a proxyholder, attend the rescheduled virtual Annual Meeting, ask questions and other general proxy matters are available in the proxy statement dated March 25, 2021, available on the Company's website or the sec.gov website.

The record date for determining stockholders eligible to vote at the Annual Meeting will remain the close of business on March 9, 2021. Stockholders who have already submitted a proxy do not need to vote again for the rescheduled Annual Meeting, as the proxies submitted will remain valid. Stockholders who have already submitted proxies and want to change their votes, can update their vote in the manner set forth in the proxy statement dated March 25, 2021, available on the Company's website or the sec.gov website. Your vote will be recorded at the rescheduled Annual Meeting in accordance with your most recently submitted proxy.

Gran Tierra stockholders as of close of business on March 9, 2021 (the record date) who have not voted are encouraged to vote online at http://www.investorvote.com/GTE or by telephone at 1-800-652-VOTE (8683). Stockholders that need assistance voting or have questions may contact Gran Tierra’s proxy solicitation firm, Georgeson LLC, at 1-866-203-9357.

Gran Tierra will continue to pay for the entire cost of soliciting proxies, including estimated fees of $15,000 payable to the proxy solicitation firm Georgeson LLC.

Whether or not you plan to attend the rescheduled virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website (including the Sustainability Report) does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com